                                                                   EXHIBIT 10.14

                     SECOND MODIFICATION TO CREDIT AGREEMENT

      This Second Modification to Credit Agreement (the "Second Modification") is entered into as of September 30, 2002, by and among AXT, INC., a Delaware corporation ("Borrower"), and U.S. BANK NATIONAL ASSOCIATION ("U.S. Bank"), as a Lender (defined in the Credit Agreement defined below) and as agent (in such capacity, "Agent"). U.S. Bank is currently the sole Lender. Except as otherwise specifically provided herein, all capitalized terms used and not defined herein shall have the meaning set forth in the Credit Agreement (defined below).

                                    RECITALS

      A. Pursuant to the terms of that certain Credit Agreement (as amended from time to time, including hereby and by the First Modification described below, the "Credit Agreement") dated as of August 28, 2000, by and among Borrower, Lenders and Agent, Lenders and Agent agreed to provide Borrower the following:
(i) a Line of Credit not to exceed at any time the aggregate principal amount of Twenty Million Dollars ($20,000,000.00); (ii) Term Loan A in the principal amount of One Million One Hundred Ninety Thousand Dollars ($1,190,000.00); (iii) Term Loan B in the principal amount of One Million Six Hundred Ten Thousand Dollars ($1,610,000.00); (iv) Term Loan C in the principal amount of Three Million Two Hundred Thousand Dollars ($3,200,000.00); and (v) a Letter of Credit Facility.

      B. Borrower and Agent entered into that certain Modification of Credit Agreement (the "First Modification") dated December 31, 2001, in order to, among other things, decrease the amount of the Line of Credit to $5,000,000.00, change the interest rates applicable to the Credits and to extend the Line Maturity Date.

      C. As of June 30, 2002, Borrower defaulted under Section 6.9(d) of the Credit Agreement by reason of Borrower's failure to maintain the Tangible Net Worth required thereunder. As a result, Borrower and Agent wish to modify the Credit Agreement to, among other things, amend the financial covenants and add Additional Collateral (as defined below) to secure the Credits.

                                    AGREEMENT

1.    Recitals. The recitals set forth above are true, accurate and correct.

2. Reaffirmation of Credit Agreement. The Borrower reaffirms all of its obligations under the Credit Agreement and the Borrower acknowledges that as


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      of the date hereof, it has no claims, offsets or defenses with respect to the payment of sums due under the Notes or any other Loan Document.

3. Waiver of Covenant Default. Upon the effectiveness of this Second Modification and satisfaction of the conditions precedent set forth herein, Agent hereby waives any default by Borrower under Section 6.9(d) of the Credit Agreement by reason of Borrower's failure to maintain the Tangible Net Worth required thereunder prior to the date hereto.

4. Termination of Line of Credit and Term Loans. Pursuant to Section 2.8(a) of the Credit Agreement, Borrower has elected to terminate the Line of Credit and to repay in full the Term Loans. Effective herewith, Lender shall no longer have any obligations to fund under the Line of Credit or the Term Loans and within five (5) days after the date of this Second Modification, Agent shall cause the Deeds of Trust encumbering the El Monte Property and the Monterey Park Property to be reconveyed. Upon effectiveness of this Second Modification, all representations, warranties and covenants shall apply only to the Collateral remaining in effect after such reconveyances occur.

5. Modifications to Credit Agreement. The Credit Agreement is hereby amended as follows:

      a. Permitted Indebtedness. The following subsection (j) is added to the definition of "Permitted Indebtedness" in Section 1.1 of the Credit
            Agreement: "(j) Indebtedness incurred by Borrower or any Subsidiary which is secured by (i) Borrower's foreign receivables, provided Agent and the receivables lender thereunder shall have entered into an intercreditor agreement in form and substance satisfactory to Agent and/or (ii) fixed assets of Borrower or its Subsidiaries located in China."

      b. Permitted Liens. The following subsection (k) is added to the definition of "Permitted Indebtedness" in Section 1.1 of the Credit
            Agreement: "(k) liens securing Indebtedness incurred by Borrower or any Subsidiary which is secured by (i) Borrower's foreign receivables, provided Agent and the receivables lender thereunder shall have entered into an intercreditor agreement in form and substance satisfactory to Agent and/or (ii) fixed assets of Borrower or its Subsidiaries located in China."

      c.    Tangible Net Worth. The definition of "Tangible Net Worth" in
            Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

            "'Tangible Net Worth' means, as of any date of determination, the consolidated stockholder's equity as of that date determined in accordance with GAAP, less (i) the [book] value of all assets that are considered intangible assets under GAAP, including customer lists,


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            goodwill, covenants not to compete, copyrights, trade names, trademarks and patents, less (ii) the book value of the common stock Borrower owns in Finisar Corporation."

      d. Line of Credit/Term Loans. Sections 2.1, 2.2, 2.4, 2.5(a)-(d), 2.6, 2.8, 2.9, 2.10, 2.11(a)-(c), 2.13 and Section 6.16 are deleted in their entirety.

      e. Letter of Credit Facility Fee. Section 2.5(e) of the Credit Agreement is amended in its entirety to read as follows:

            "Letter of Credit Facility Fee. Borrower shall pay to Agent a Letter of Credit Facility fee (for itself) in an amount equal to one and one-half of one percent (1.50%) per annum of the Stated Amount of the Letter of Credit, payable quarterly in advance on the first day of each quarterly period beginning December 1, 2002, until the earlier of the termination or expiration of the Letter of Credit Facility, which fee shall be non-refundable even if the Letter of Credit is terminated or canceled before its stated expiration date."

      f. Required Compensating Balances with Agent. Section 3.4 of the Loan Agreement (added pursuant to the First Modification) is deleted in its entirety.

      g. Financial Statements. Section 6.3 of the Credit Agreement is amended in its entirety to read as follows:

                  "FINANCIAL STATEMENTS. Provide to Agent all of the following, in form and detail satisfactory to Agent:

                  a. not later than one hundred and twenty (120) days after and as of the end of each fiscal year, an audited financial statement of Borrower and each entity whose financial results are consolidated with those of Borrower for reporting purposes, prepared by a nationally recognized certified public accountant, to include a balance sheet, income statement, statement of cash flows, reconciliation of net worth and notes to financial statements, together with Borrower's 10-K report;

                  b. not later than thirty (30) days prior to the end of each fiscal year, an annual budget for Borrower, prepared by Borrower, which shall include three-year


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            projections of Borrower's operations and planned capital
            expenditures and financial projections for Borrower and each entity whose financial results are consolidated with those of Borrower for reporting purposes for the next fiscal year;

                  c. not later than forty-five (45) days after and as of the end of each fiscal quarter, (i) a financial statement of Borrower and each entity whose financial results are consolidated with those of Borrower for reporting purposes, prepared by Borrower, to include a balance sheet and income statement; and (ii) Borrower's filed 10-Q Statement;

                  d. not later than thirty (30) days after and as of the end of each fiscal quarter, a certificate of the chief financial officer or other executive officer of Borrower that Borrower is in compliance with the financial covenant set forth in Section 6.9;

                  e. contemporaneously with each quarterly financial statement of Borrower required under (c), above, a certificate of the chief financial officer or other executive officer of Borrower that said financial statements are accurate, calculating the financial covenant set forth in Section 6.9 below and stating that Borrower is in compliance with the financial covenant set forth in Section 6.9 below which Borrower is then required to comply with, and that there exists no Event of Default nor any condition, act or event which, with the giving of notice or the passage of time or both, would constitute an Event of Default;

                  f. within thirty (30) days after the end of each month, a
            report prepared by Borrower indicating the current market value of all investments and brokerage accounts pledged to Agent as collateral under any Security Agreement, respective advance rates as approved by Agent, and the resulting collateral value as per Agent's requirements and policies, and verifying that such collateral value equals at least 100% of the amount of all obligations owed to Lender under the Credit Agreement and otherwise and including copies of the applicable brokerage statements for such accounts;


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                  g. any and all copies of any filing and report made by
            Borrower with the Securities Exchange Commission; and

                  h. from time to time such other information as Agent may
            reasonably request."

      h. Financial Condition. Section 6.9 of the Credit Agreement is amended in its entirety to read as follows:

                  "FINANCIAL CONDITION. Maintain Borrower's financial condition as follows, based on the consolidated financial statements of Borrower and each entity whose financial results are consolidated with those of Borrower for reporting purposes, using generally accepted accounting principles consistently applied and used consistently with prior practices:

                  a. Maintain, as of the end of each fiscal quarter commencing with the quarter ended September 30, 2002, a Tangible Net Worth not less than One Hundred and Ten Million Dollars ($110,000,000.00)."

6. Additional Collateral. In consideration of Agent's waiver of Borrower's default of the covenant provided for in Section 6.9(d) of the Credit Agreement and in consideration of the modifications contained herein, pursuant to that certain Security Agreement (the "Additional Collateral Security Agreement") dated as of the date hereof and entered into by and between Borrower and Agent, Borrower shall assign to Agent a security interest in an investment account in the name of Borrower held within the trust department of U.S. Bank (collectively, the "Additional Collateral") which Additional Collateral shall at all times have a balance based on the then-current marketable value of the securities held therein in excess of Lender's Exposure (as defined below) when valued according to the advance rates set forth in Exhibit A attached hereto. As used herein, "Exposure" shall mean from time to time, the sum of all of Borrower's outstanding obligations under the Loan Documents, including the amount of any undrawn letters of credit issued by Agent for the benefit of Borrower, and all non-credit commitments issued by Agent in favor of Borrower as detailed in Exhibit B attached hereto, plus the aggregate related trailing six month fee expense related thereto. If the balance of the Additional Collateral shall at any time be less than Lender's Exposure, Borrower shall deliver additional investments or cash into the Additional Collateral account within two (2) business days after Agent's notice to Borrower of such deficiency. Borrower shall deliver to Agent account statements and reports for


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      the Additional Collateral as is required under Section 6.3 of the Credit
      Agreement and such other information related thereto as Agent may require. The Additional Collateral shall at all times remain subject to a valid control agreement in favor of Agent in form and substance satisfactory to Agent. Borrower shall not be permitted to make withdrawals with respect to the Additional Collateral except with Agent's prior consent.

7. Conditions Precedent. Before this Second Modification becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at the Borrower's sole cost and expense in a manner acceptable to the Agent in the exercise of Agent's sole judgment:

      a. The Agent shall have received fully executed and, where appropriate, acknowledged originals of the following:

            i.    this Second Modification;

            ii. a Reaffirmation of Guaranty and Security Agreement executed by each Guarantor (the "Guarantor's Consent");

            iii.  a Closing Certificate executed by Borrower;

            iv.   an incumbency certificate for Borrower;

            v. the Additional Collateral Security Agreement granting Borrower a security interest in the Additional Collateral;

            vi. a control agreement executed by Borrower, Agent and the holder of the Additional Collateral, in form and substance satisfactory to Agent;

            vii. verification that the Additional Collateral has been established with the trust department of U.S. Bank having a balance (based on the current marketable value of the securities held therein margined according to the advance rates set forth in Exhibit A) in excess of Lender's current Exposure of $10,678,885.00; and

            viii. any other agreements or resolutions (including evidence of the
                  Borrower's and each Guarantor's authority to enter into this Second Modification and the Guarantor Consent, respectively) that the Agent may reasonably require or request in connection with this Second Modification or the Credit Agreement.

      b. Agent shall have filed a UCC-1 with the Secretary of State of Delaware with respect to the Additional Collateral and Security Agreement.


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      c.    The Term Loans have been repaid in full.

8. The Borrower's Representations and Warranties. The Borrower represents and warrants to Lenders as follows:

      a. Credit Agreement. All representations and warranties made and given by the Borrower in the Credit Agreement are true, accurate and correct.

      b. No Default. Except for the default being waived hereunder, no Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with notice or the passage of time or both, would be an Event of Default.

      c. Borrowing Entity. Borrower is a corporation which is duly organized, validly existing and in good standing in the State of Delaware and is duly qualified in each jurisdiction in which it is required to be qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Except as otherwise disclosed or delivered to Agent, there have been no changes in the formation documents of Borrower or any Guarantor since the inception of the Credit Agreement.

9. Incorporation. This Second Modification shall form a part of the Credit Agreement, and all references to the Credit Agreement shall mean the Credit Agreement as hereby modified.

10. No Prejudice; Reservation of Rights. Except as specifically amended by this Second Modification, this Second Modification shall not effect or limit any rights or remedies of the Agent or Lenders under the Credit Agreement. The Agent and Lenders reserve, without limitation, all rights which they have against any indemnitor, guarantor, or endorser of the Credit Agreement.

11. No Impairment. Except as specifically hereby amended, the Credit Agreement shall remain unaffected by this Second Modification and the Credit Agreement shall remain in full force and effect.

12. Purpose and Effect of Approvals. In no event shall any approval of any matter in connection with the Credit Agreement of the Agent or Lenders be a representation of any kind with regard to the matter being approved or a waiver of any rights under the Credit Agreement.

13. Reimbursement of Expenses. The Borrower agrees to reimburse the Agent for all costs and expenses incurred by the Agent in connection with this Second Modification, including reasonable legal fees and expenses of the Agent's counsel.


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14.   Integration. The Credit Agreement, including the First Modification and the Second Modification: (a) integrate all the terms and conditions mentioned in or incidental to the Credit Agreement; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. If there is any conflict between the terms, conditions and provisions of this Second Modification and those of any other agreement or instrument, the terms, conditions and provisions of this Second Modification shall prevail.

15. Miscellaneous. This Second Modification may be executed in counterparts, and all counterparts shall constitute but one and the same document. If any court of competent jurisdiction determines any provision of this Second Modification, the First Modification or the Credit Agreement to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Credit Agreement. This Second Modification shall be governed by the laws of the State of California, without regard to the choice of law rules of that State. As used here, the word "include(s)" means "includes(s), without limitation," and the word "including" means "including, but not limited to."


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

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                        "Borrower"

                                        AXT, INC., a Delaware corporation


                                        By    /s/ Donald L. Tatzin

                                                  Donald L. Tatzin
                                                  Chief Financial Officer

                                        "Agent" and "Lender"

                                        U.S. BANK NATIONAL ASSOCIATION


                                        By    /s/  Karl W. Wilson

                                              Karl W. Wilson
                                              Vice President


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                                    EXHIBIT A

                  ADVANCE RATES AGAINST U.S. BANK DEPOSITS AND
                             FIXED INCOME SECURITIES


Investment Type                                        Advance Rate
---------------                                        ------------
U.S. Bank Deposit Account                                  100%
U.S. Governments or Agencies Securities
with less than 5 years to maturity                          90%
Commercial Paper A2/P2 or better                            80%
Bonds BAA or better by Moodys                               80%


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